Exhibit 4.82

SIDE LETTER AGREEMENT
TO A BAREBOAT CHARTER DATED 19TH NOVEMBER 2018

This Side Letter Agreement (hereinafter called the “Side Letter”) is made and entered into this 13th day of December, 2018 by and between:

(A)
PLIADES OWNING COMPANY LIMITED, a corporation organized and existing under the laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (hereinafter called the “Owners”);

(B)
LUCINA MARINE INC., a corporation organized and existing under the laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (hereinafter called the “Charterers”); and

(C)
DRYSHIPS INC., a corporation organized and existing under the laws of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (hereinafter called the “Charterers’ Guarantor”)

The Owners, the Charterers and the Charterers’ Guarantor are hereinafter collectively called the “Parties”

WHEREAS:-

(A)
By a bareboat charter dated 19th November 2018 made between the Owners and the Charterers (the “Bareboat Charter”), the Owners have agreed to let and the Charterers have agreed to take m/v “Pink Sands”, registered under Malta flag (the “Vessel”), on demise charter upon the terms and conditions contained therein.

(B)	The Charterers’ Guarantor has guaranteed the obligations of the Charterers under the Bareboat Charter.

(C)
By a facility agreement dated 30th September 2016 as amended and supplemented from time to time and entered into between inter alios (i) the Owners, Harpina Owning Company Limited and Corysia Owning Company Limited as joint and several borrowers, (ii) the banks and financial institutions listed therein as lenders (the “KFW Lenders”), (iii) KFW IPEX- Bank GmbH (“KFW”) as arranger, agent, security agent and hedging provider and (iv) Capeships Inc., Holdships Inc. as guarantors and (v) Melite Owning Company Limited as collateral owner, the KFW Lenders have made available to the

Borrowers, jointly and severally, a loan of up to Eighty two million seven hundred and sixty two thousand five hundred Dollars ($82,762,500) of which the principal amount outstanding as of today is Seventy one million six hundred twenty five thousand dollars ($71,625,000) (the “KFW Facility Agreement”).

(D)
The Charterers wish to purchase and install scrubbers (the “Scrubbers”) on board the Vessel at their own cost (the “Scrubber Costs”) whereas the Owners at Charterers’ instructions are currently under discussions with KFW so as to obtain financing in relation to the Scrubber Costs in the form of an additional tranche-top up facility to the existing KFW Facility Agreement (the “Additional KFW Facility Agreement”).

Now therefore, in consideration of the agreements contained herein and for certain other good and valuable consideration, it is hereby agreed as follows:

(1)	The Charterers hereby agree to pay for the Scrubber Costs so as for the Scrubbers to be installed on board the Vessel which shall become the property of the Charterers.

(2)
The Charterers, the Charterers’ Guarantor and the Owners hereby agree and undertake that in the event that the Additional KFW Facility Agreement is entered into, (i) the Owners shall arrange that any amounts drawn by the Owners under the Additional KFW Facility Agreement will be immediately paid by the Owners to the Charterers, (ii) the Charterers shall bear all fees and expenses in relation to the Additional KFW Facility Agreement and (iii) the Parties shall enter into an addendum (if necessary) to the Bareboat Charter so as to reflect certain amendments on the Bareboat Charter on a back to back basis including but not limited to the adjustment of the amounts of the fixed Charterhire A and Charterhire B which shall be increased so as to correspond to the repayment installments under the Additional KFW Facility Agreement.

(3)
The Charterers and the Charterers’ Guarantor hereby agree and undertake to assist and provide such information and documents reasonably required to enable the Owners to comply with the provisions of the Additional KFW Facility Agreement and also to execute any documentation, addenda and/or notices or acknowledgements in relation to the security to be granted under the Additional KFW Facility Agreement.

(4)
This Side Letter shall be governed by and construed in accordance with the laws of England.  Any dispute arising out of or in connection with this Side Letter shall be resolved in accordance with the procedures set out in clause 30 of the Bareboat Charter.

IN WITNESS WHEREOF the PARTIES hereto have caused this Side Letter duly executed by their duly authorized officers or attorneys-in-fact on the day and year first above written.

/s/ Dimitrios Glynos
PLIADES OWNING COMPANY LIMITED
Name:	Dimitrios Glynos
Title:	Attorney-in-fact

/s/ Dimitrios Dreliozis
LUCINA MARINE INC.
Name:	Dimitrios Dreliozis
Title:	Attorney-in-fact

/s/ Dimitrios Dreliozis
DRYSHIPS INC.
Name:	Dimitrios Dreliozis
Title:	Vice President -Finance